Exhibit (a)(5)(iv)

NEUSTAR ANNOUNCES FINAL RESULTS OF ITS

MODIFIED DUTCH AUCTION TENDER OFFER

Neustar accepts for Purchase

Approximately 7.2 Million Shares of its

Class A Common Stock for Approximately $250 Million

STERLING, Va., December 8, 2011 — NeuStar, Inc. (NYSE: NSR) (“Neustar”) announced today the final results of its modified “Dutch auction” tender offer for the purchase of up to $250 million in value of its Class A common stock, which expired at 12:00 midnight, New York City time, on the night of Friday, December 2, 2011.

Neustar has accepted for purchase 7,246,376 shares of its Class A common stock at the final purchase price of $34.50 per share, for an aggregate cost of approximately $250.0 million, excluding fees and expenses relating to the tender offer. The 7,246,376 shares accepted for purchase in the tender offer represent approximately 9.9% of Neustar’s currently issued and outstanding shares of Class A common stock.

Based on the final count by the depositary for the tender offer, a total of 8,134,058 shares of Neustar’s Class A common stock were properly tendered and not properly withdrawn at or below the purchase price of $34.50 per share.

Due to the oversubscription of the tender offer, stockholders who properly tendered and did not properly withdraw shares of Class A common stock in the tender offer at or below $34.50 per share will have approximately 89% of their tendered shares purchased by Neustar (other than “odd lot” holders whose shares were purchased on a priority basis).

The depositary will promptly issue payment for the shares validly tendered and accepted for purchase in accordance with the terms and conditions of the tender offer. Shares tendered and not accepted for purchase will be returned promptly to stockholders by the depositary.

Morgan Stanley & Co. LLC, is the dealer manager for the tender offer. The information agent for the tender offer is Georgeson Inc., and the depositary is American Stock Transfer & Trust Company, LLC. Neustar stockholders who have questions may call the information agent at (866) 821-0284. Banks and brokers may call (212) 440-9800.

About Neustar, Inc.

Neustar provides market-leading, innovative solutions and directory services that enable trusted communication across networks, applications, and enterprises around the world. To learn more about Neustar, visit www.neustar.biz.

Tender Offer Statement

This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell any shares of Neustar Class A common stock.

Forward-Looking Statements

This press release includes information that constitutes forward-looking statements. Neustar has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes” and variations of these words and similar expressions. Similarly, statements herein that describe Neustar’s business strategy, prospects, opportunities, outlooks, objectives, plans, intentions or goals are also forward-looking statements. Neustar cannot assure you that its expectations will be achieved or that any deviations will not be material. Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated. These potential risks and uncertainties include, among others, the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as: disruptions to Neustar’s operations; modifications to or terminations of its material contracts, including its contracts with the North American Portability Management LLC; its ability to successfully identify and complete acquisitions, its ability to integrate and support the operations of businesses Neustar acquires, including the integration of Targus Information Corporation; increasing competition; market acceptance of its existing services; its ability to successfully develop and market new services; the uncertainty of whether new services will achieve market acceptance or result in any revenue; and business, regulatory and statutory changes in the communications industry. More information about potential factors that could affect the Company’s business and financial results is included in the offer to purchase and Neustar’s filings with the Securities and Exchange Commission, including, without limitation, Neustar’s Form 10-K for the fiscal year ended December 31, 2010 and subsequent periodic and current reports. All forward-looking statements are based on information available to Neustar on the date of this press release, and Neustar undertakes no obligation to update any of the forward-looking statements after the date of this press release.

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Contact Info:

Investor Relations Contact Dave Angelicchio (571) 434-3443 InvestorRelations@neustar.biz	Media Contact Allen Goldberg (202) 368-4670 Allen.goldberg@neustar.biz

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